EXHIBIT 28(d) 36 UNDER FORM N-1A

EXHIBIT 10 UNDER ITEM 601/REG. S-K

Amendment #1 to Exhibit A

Federated Equity Funds

Federated Kaufmann Large Cap Fund

Sub-Advisory Contract

Effective December 1, 2013, for all services rendered by Sub-Adviser hereunder, Adviser shall pay Sub-Adviser a Sub-Advisory Fee equal to 0.615% of the average daily net assets of the above-mentioned portfolio. The Sub-Advisory Fee shall be accrued Daily, and paid Daily as set forth in the exhibit to the Primary Advisory Contract dated September 17, 2007.

This Exhibit duly incorporates by reference the Sub-Advisory Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers hereto this 2nd day of June, 2015.

Federated Equity Management Company of Pennsylvania

By: /s/ John B. Fisher

Name: John B. Fisher

Title: President/CEO

Federated Global Investment Management Corp.

By: /s/ John B. Fisher

Name: John B. Fisher

Title: President/CEO